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                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 7, 1997




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                                TABLE OF CONTENTS

                                                                          page
                                                                          ----

ARTICLE I - THE MERGER.......................................................2
         Section 1.01.  Effective Time of the Merger.........................2
         Section 1.02.  Closing..............................................2
         Section 1.03.  Effects of the Merger................................2
         Section 1.04.  Directors and Officers...............................3
         Section 1.05.  Additional Payments..................................3
         Section 1.06.  Shareholders' Representative.........................7

ARTICLE II - CONVERSION OF SECURITIES........................................8
         Section 2.01.  Conversion of Capital Stock..........................8
         Section 2.02.  Exchange of Certificates.............................9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE
               SHAREHOLDERS AND SIMON.......................................10
         Section 3.01.  Organization of Each Company........................10
         Section 3.02.  Capital Structure...................................11
         Section 3.03.  Authority; No Conflict; Required
                        Filings and Consents................................12
         Section 3.04.  Financial Statements................................13
         Section 3.05.  No Undisclosed Liabilities..........................14
         Section 3.06.  Absence of Certain Changes or Events................14
         Section 3.07.  Taxes...............................................15
         Section 3.08.  Properties..........................................18
         Section 3.09.  Intellectual Property...............................18
         Section 3.10.  Agreements, Contracts and Commitments...............20
         Section 3.11.  Litigation..........................................20
         Section 3.12.  Environmental Matters...............................20
         Section 3.13.  Employee Benefit Plans..............................21
         Section 3.14.  Compliance With Laws................................24
         Section 3.15.  Brokers or Finders..................................24
         Section 3.16.  Insurance...........................................24
         Section 3.17.  Sufficiency of Assets...............................25
         Section 3.18.  Interests in Clients, Suppliers, Etc................25
         Section 3.19.  Employees and Compensation..........................25
         Section 3.20.  Simon 9000..........................................26
         Section 3.21.  No Other Representations and Warranties.............26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF CYRK AND SUB.................26
         Section 4.01.  Organization of the Company.........................27
         Section 4.02.  Capital Structure...................................27
         Section 4.03.  Authority; No Conflict; Required Filings
                        and Consents........................................28
         Section 4.04.  SEC Filings; Financial Statements...................29
         Section 4.05.  No Undisclosed Liabilities..........................30
         Section 4.06.  Absence of Certain Changes or Events................30
         Section 4.07.  Taxes...............................................31

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         Section 4.08.  Properties...........................................34
         Section 4.09.  Intellectual Property................................34
         Section 4.10.  Agreements, Contracts and Commitments................35
         Section 4.11.  Litigation...........................................35
         Section 4.12.  Environmental Matters................................35
         Section 4.13.  Employee Benefit Plans...............................36
         Section 4.14.  Compliance with Laws.................................39
         Section 4.15.  Brokers or Finders...................................39
         Section 4.16.  Interim Operations of Sub............................39
         Section 4.17.  Insurance............................................39
         Section 4.18.  Sufficiency of Assets................................40
         Section 4.19.  Interests in Clients, Suppliers, Etc.................40
         Section 4.20.  Employees and Compensation...........................40
         Section 4.21.  No Other Representations and Warranties..............41

ARTICLE V - CONDUCT OF BUSINESS..............................................41
         Section 5.01.  Covenants of Simon and Shareholders..................41
         Section 5.02.  Covenants of Cyrk....................................43
         Section 5.03.  Cooperation..........................................44
         Section 5.04.  Additional Covenants of Cyrk.........................44

ARTICLE VI - ADDITIONAL AGREEMENTS...........................................45
         Section 6.01.  No Solicitation......................................45
         Section 6.02.  Regulatory Filings.  ................................45
         Section 6.03.  Consents.............................................45
         Section 6.04.  Access to Information................................46
         Section 6.05.  Legal Conditions to Merger...........................46
         Section 6.06.  Public Disclosure....................................46
         Section 6.07.  Tax-Free Organization................................47
         Section 6.08.  Obligations of Sub...................................47
         Section 6.09.  Indemnification of Directors and Officers............47
         Section 6.10.  Indemnification; Subrogation.........................47
         Section 6.11.  Additional Agreements; Reasonable Efforts............51
         Section 6.12.  Contribution of Simon Hong Kong Shares...............51
         Section 6.13.  Simon 9000...........................................52

ARTICLE VII - CONDITIONS TO MERGER...........................................52
         Section 7.01.  Conditions to Each Party's Obligation to
                        Effect the Merger....................................52
         Section 7.02.  Additional Conditions to Obligations of
                        Cyrk and Sub.........................................54
         Section 7.03.  Additional Conditions to Obligations of
                        Simon and Shareholders...............................55

ARTICLE VIII - TERMINATION AND AMENDMENT.....................................55
         Section 8.01.  Termination..........................................55
         Section 8.02.  Effect of Termination................................56
         Section 8.03.  Fees and Expenses....................................56
         Section 8.04.  Amendment............................................57
         Section 8.05.  Extension; Waiver....................................57


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ARTICLE IX - MISCELLANEOUS ..................................................57
         Section 9.01.  Survival of Representations, Warranties
                        and Agreements.......................................57
         Section 9.02.  Notices..............................................57
         Section 9.03.  Interpretation.......................................59
         Section 9.04.  Counterparts. .......................................59
         Section 9.05.  Entire Agreement; No Third Party
                        Beneficiaries........................................59
         Section 9.06.  Governing Law.........................................60
         Section 9.07.  Severability..........................................60
         Section 9.08.  Assignment............................................60


         Exhibit 7.02(b) Tax Opinion of Counsel for Cyrk
         Exhibit 7.03(b) Tax Opinion of Counsel for Simon



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                            GLOSSARY OF DEFINED TERMS

"Acquisition Proposal"                               Section 6.01(a)

"Affiliate"                                          Section 3.15

"Agreed Claims"                                      Section 6.10(c)

"Agreement"                                          Preamble

"Ancillary Agreements"                               Section 7.01(d)

"Arbiter"                                            Section 1.05(c)

"Audited Balance Sheets"                             Section 3.04

"Business Combination"                               2nd Whereas clause

"Business Day"                                       Section 6.10(c)(iv)

"Buyer Indemnitee"                                   Section 6.10(a)

"Certificate"                                        Section 6.10(c)

"Certificate of Merger"                              Section 1.01

"Closing"                                            Section 1.02

"Closing Date"                                       Section 1.02

"Code"                                               5th Whereas clause

"Companies"                                          1st Whereas clause

"Company"                                            1st Whereas clause

"Constituent Corporations"                           Section 1.03(a)

"Contribution"                                       3rd Whereas clause

"Cyrk"                                               Preamble

"Cyrk Balance Sheet"                                 Section 4.04(b)

"Cyrk Benefit Plans"                                 Section 4.13(a)

"Cyrk Disclosure Schedule"                           Introduction to Article IV

"Cyrk Group"                                         Section 4.07(a)

"Cyrk Intellectual Property Rights"                  Section 4.09(a)

"Cyrk Material Contracts"                            Section 4.10

"Cyrk Stock Plans"                                   Section 4.02(a)

"Cyrk Preferred Stock"                               Section 4.02(a)

"Cyrk SEC Reports"                                   Section 4.04(a)

"Cyrk Third Party Intellectual Property Rights"      Section 4.09(a)


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"Determination Date"                               Section 1.05(b)

"DGCL"                                             Section 1.01

"Determination Date Profit Statement"              Section 1.05(b)

"Earn-Out Acceleration Event"                      Section 1.05(f)

"Earn-Out Amount"                                  Section 1.05(a)

"Earn-Out Measurement Commencement Date"           Section 1.05(a)

"Earn-Out Period"                                  Section 1.05(a)

"Effective Time"                                   Section 1.01

"Environmental Permits"                            Section 3.12(c)

"ERISA"                                            Section 3.13(a)

"Exchange Act"                                     Section 3.18

"Financial Statements"                             Section 3.04

"Fractional Share Amount"                          Section 2.02(c)

"Governmental Entity"                              Section 3.03(c)

"Hazardous Material"                               Section 3.12(a)

"Hazardous Material Activities"                    Section 3.12(b)

"HSR Act"                                          Section 3.03(c)

"Indemnified Party"                                Section 6.10(c)

"Indemnifying Party"                               Section 6.10(c)

"Loss"                                             Section 6.10(a)

"Material Adverse Effect"                          Section 3.01

"Material Lease"                                   Section 3.08

"Merger"                                           4th Whereas clause

"Merger Cash Consideration"                        Section 2.01(b)

"NGCL"                                             Section 1.01

"Pretax Profit"                                    Section 1.05(a)

"Prior Cumulative Earn-Out Payments"               Section 1.05(a)

"Purchaser's Notice"                               Section 1.05(f)

"Returns"                                          Section 3.07(a)

"Securities Act"                                   Section 4.04(a)


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"SEC"                                                Section 4.04(a)

"Seller Indemnitee"                                  Section 6.12(b)

"Shareholder"                                        Preamble

"Shareholders' Notice"                               Section 1.05(f)

"Shareholders' Representative"                       Section 1.06

"Simon"                                              Preamble

"Simon 9000"                                         Section 3.20

"Simon Benefit Plans"                                Section 3.13(a)

"Simon Common Stock"                                 Section 2.01

"Simon Disclosure Schedule"                          Introduction to Article III

"Simon ERISA Affiliate"                              Section 3.13(a)

"Simon Group"                                        Section 3.07(a)

"Simon Hong Kong"                                    1st Whereas clause

"Simon Hong Kong Shares"                             3rd Whereas clause

"Simon Intellectual Property Rights"                 Section 3.09(a)

"Simon Material Contracts"                           Section 3.10

"Simon Third Party Intellectual Property Rights"     Section 3.09(a)

"Sub"                                                Preamble

"Subsidiary"                                         Section 3.01

"Surviving Corporation"                              Section 1.03(a)

"Taxes"                                              Section 3.07(a)


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                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 7, 1997, by and among Cyrk, Inc., a Delaware corporation ("Cyrk"), SMI Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Cyrk ("Sub"), Simon Marketing, Inc., a Nevada corporation ("Simon"), and Allan Brown and Eric Stanton (each a "Shareholder" and, collectively, the "Shareholders").

                                   WITNESSETH:

    WHEREAS, the Shareholders are the sole record and beneficial owners of all issued and outstanding shares of capital stock of Simon and Simon Marketing Hong Kong Ltd., a company incorporated under the laws of Hong Kong ("Simon Hong Kong") (Simon and Simon Hong Kong are sometimes individually referred to herein as a "Company" and, collectively, as the "Companies");

    WHEREAS, the Boards of Directors of Cyrk, Sub and Simon deem it advisable and in the best interests of each corporation and its respective shareholders that Cyrk, Simon and Simon Hong Kong combine their businesses and operations (the "Business Combination") in order to advance the long-term business interests of such companies and their respective stockholders;

    WHEREAS, that portion of the Business Combination involving Simon Hong Kong shall be effected through a contribution by the Shareholders to Simon (the "Contribution") of all issued and outstanding shares of capital stock of Simon Hong Kong (the "Simon Hong Kong Shares");

    WHEREAS, that portion of the Business Combination involving Simon shall be effected by the terms of this Agreement through a transaction in which Simon will merge with and into Sub, with Sub as the surviving corporation (the "Merger") and, by virtue of the Merger, the shareholders of Simon will become stockholders of Cyrk; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and any successor provisions thereto (the "Code");

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:




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                                    ARTICLE I

                                   THE MERGER

    Section 1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Nevada General Corporation Law ("NGCL") and the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, for filing, as provided in the NGCL and the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    Section 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Cyrk, Simon and the Shareholders, which shall be on the second business day after satisfaction of the latest to occur of the conditions set forth in Article VII (the "Closing Date"), at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Cyrk, Simon and the Shareholders.

    Section 1.03. EFFECTS OF THE MERGER.

    (a) At the Effective Time (i) the separate existence of Simon shall cease and Simon shall be merged with and into Sub (Simon and Sub are sometimes referred to below as the "Constituent Corporations" and Sub is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (III) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

    (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights,

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privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.04. DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation on and after the Effective Time shall be Gregory Shlopak, Patrick Brady and Allan Brown, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. Allan Brown shall, at the Effective Time, be the President and Chief Executive Officer of the Surviving Corporation and the other officers of Simon immediately prior to the Effective Time shall be the other initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

    Section 1.05. ADDITIONAL PAYMENTS. Cyrk shall make additional payments as additional consideration for the Merger in accordance with the terms and conditions of this Section 1.05.

    (a) CERTAIN DEFINITIONS. For the purposes of this Section 1.05, the following terms shall have the following meanings:

    "Earn-Out Amount" means, with respect to any Determination Date, the product of (i) the difference of (A) the Pretax Profit as of such Determination Date minus (B) $6,000,000 MULTIPLIED BY (ii) 2.5; PROVIDED, HOWEVER, that if either the difference referred to in the foregoing clause (i) or the product referred to in the foregoing clause (ii) is less than $0, the Earn-Out Amount shall be equal to zero.

    "Earn-Out Measurement Commencement Date" means the first anniversary of the commencement of the Earn-Out Period.

    "Earn-Out Period" means the two-year period commencing on the first day of the first full calendar quarter subsequent to the Closing Date.

    "Pretax Profit" means, with respect to any Determination Date, the aggregate consolidated income for the twelve-month period ending on such Determination Date before interest and income taxes of the Surviving Corporation and Simon Hong Kong, determined in accordance with the generally accepted accounting procedures, methods, principles and practices, consistently applied in accordance with past practice, of the Surviving Corporation (which

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shall include the past practice of Simon and Simon Hong Kong), subject to the following adjustments:

           (i) the signing and stay bonuses paid or payable to Jay Babineau and Vivian Foo that are considered to be purchase price in connection with the transactions contemplated hereby shall not be included in the calculation of Pretax Profit;

          (ii) any extraordinary nonrecurring items of income, gain, loss or expense (including, without limitation, any such items arising out of the transactions contemplated by this Agreement) shall be excluded from the calculation of Pretax Profit;

         (iii) any charge or expense for the amortization of goodwill arising out of the transactions contemplated by this Agreement or related costs shall be excluded from the calculation of Pretax Profit; and

          (iv) any payment, charges or expenses for allocation of executive, selling, general and administrative expenses or other payments, charges or expenses of Cyrk and/or affiliates of Cyrk shall be excluded from the calculation of Pretax Profit (except to the extent that the Surviving Corporation or any of its Subsidiaries receives services, goods or funds in exchange for any such payment, charge or expense).

         "Prior Cumulative Earn-Out Payments" means, with respect to any Determination Date, the sum of all payments previously made by Cyrk to the Shareholders with respect to prior Determination Dates pursuant to this Section 1.05.

         (b) DETERMINATION DATE PROFIT STATEMENT. As promptly as practicable, but in any event within 45 calendar days following each of (I) the last day prior to the Earn-Out Measurement Commencement Date and (ii) the last day of each of the first four calendar quarters following the Earn-Out Measurement Commencement Date (each a "Determination Date"), Allan Brown shall, or shall cause the Surviving Corporation to, deliver to Cyrk and the Shareholders' Representative a statement listing the Pretax Profit, the Earn-Out Amount and the Prior Cumulative Earn-Out Payments (each a "Determination Date Profit Statement"), together with a certificate executed by the Chief Financial Officer of the Surviving Corporation stating that the Determination Date Profit Statement fairly presents the aggregate Pretax Profit of the Surviving Corporation for the twelve-month period ending on such Determination Date. Without limiting the foregoing, Allan Brown shall, or shall cause the Surviving Corporation to, provide Cyrk and the Shareholders' Representative with a reasonably detailed statement of income of the Surviving Corporation for each twelve-month period ending on a Determination Date, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of the Surviving Corporation


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(which shall include the past practices of Simon and Simon Hong Kong), and with a reasonably detailed calculation of Pretax Profit for such period.

         (c) DISPUTES. Cyrk or the Shareholders' Representative may dispute any item or amount reflected on any Determination Date Profit Statement to the extent such disputed item or amount affects the calculation of the Earn-Out Amount; PROVIDED, HOWEVER, that Cyrk or the Shareholders' Representative shall have notified the other Person in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of the delivery of such Determination Date Profit Statement to Cyrk or the Shareholders' Representative, as the case may be. Cyrk and the Shareholders' Representative shall attempt in good faith to resolve the matter in dispute. If Cyrk and the Shareholders' Representative, notwithstanding such good faith effort, shall have failed to resolve any matter within ten (10) Business Days after receipt of the written notice of dispute, then any such matter shall be finally and conclusively determined by an arbiter (the "Arbiter") which shall be a nationally recognized accounting firm selected by mutual agreement of Cyrk and the Shareholders' Representative. Promptly, but not later than ten (10) Business Days after its acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Shareholders' Representative and Cyrk to the Arbiter and not by independent review) only those issues in dispute and shall render a report as to the dispute, which report shall be conclusive and binding upon the parties hereto. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case, as presented to the Arbiter. The fees and disbursements of the Arbiter shall be allocated between Cyrk and the Shareholders based upon the percentage ratio that the sum of the net amounts subject to dispute resolved against each of the parties bears to the total of the net amounts subject to dispute. For this purpose, the "net amounts subject to dispute" shall represent the difference between the amount of such items as proposed by Cyrk and the corresponding amount of such items proposed by the Shareholders' Representative, in each case as submitted to the Arbiter.

         (d) COOPERATION. For purposes of complying with the terms set forth in this Section 1.05, each party shall cooperate with and promptly make available to the other party and its auditors and representatives, all information, records, data, auditors' working papers, and access to its personnel, shall permit access to its facilities and shall permit the other party and its auditors and representatives to make copies of all information, records, data and auditor's working papers, in each case as may be reasonably required in connection with the analysis of the Determination Date Profit Statement, the calculation of

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Pretax Profit and the Earn-Out Amount and the resolution of any dispute(s)
thereunder.

         (e) ADDITIONAL PAYMENTS. As soon as all disagreements, if any, with respect to any item or amount of the Pretax Profit or the Earn-Out Amount as of any Determination Date shall have been resolved directly by Cyrk and the Shareholder's Representative or the report of the Arbiter shall have been issued, additional payments shall be made from Cyrk to the Shareholders with respect to each Determination Date Profit Statement calculated as follows and payable subject to and in accordance with Section 1.05(g):

               (i) if the Earn-Out Amount exceeds the Prior Cumulative Earn-Out Payments as of the last day of the Earn-Out Period, or if the Earn-Out Amount exceeds the Prior Cumulative Earn-Out Payments on any other Determination Date by $100,000 or more, then Cyrk shall pay each Shareholder one-half of the difference between the Earn-Out Amount and the Prior Cumulative Earn-Out Payments as of such date; or

              (ii) if the Earn-Out Amount does not exceed the Prior Cumulative Earn-Out Payments as of the last day of the Earn-Out Period, or if the Earn-Out Amount does not exceed the Prior Cumulative Earn-Out Payments as of any other Determination Date by at least $100,000, Cyrk shall not be required to make any additional payment to the Shareholders with respect to such Determination Date Profit Statement;

PROVIDED, HOWEVER, that notwithstanding anything to the contrary in this Section 1.05, Cyrk shall not be required to make any additional payments to the Shareholders in excess of $5,000,000 in the aggregate.

         (f) EARN-OUT ACCELERATION EVENTS. Notwithstanding the provisions of
Section 1.05(a)-(e), if prior to the end of the Earn-Out Period, (i) all or substantially all of the assets of Cyrk are sold, transferred or otherwise disposed (in one transaction or a series of transactions) other than to an Affiliate of Cyrk, (ii) Cyrk is merged or consolidated with or into any other corporation, other than an Affiliate of Cyrk, in a transaction in which Cyrk is not the survivor, (iii) a transaction or a series of transactions occur whereby any Person, other than Allan Brown or Eric Stanton or any entity owned or controlled by them, shall have become the beneficial owner of securities representing more than 40% of the aggregate voting power of the then outstanding voting securities of Cyrk, (iv) the employment of Allan Brown is terminated "Without Cause" or Allan Brown resigns for "Good Reason" (as each is defined in the employment agreement between Allan Brown and the Surviving Corporation entered into on the date hereof), or (v) Cyrk materially breaches its obligations under this Agreement and fails to cure such breach within thirty
(30) Business Days after receipt of written notice to Cyrk of such breach setting forth, in

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



reasonable detail, the basis for the breach (each event under clauses (i)-(v) is hereinafter referred to as an "Earn-Out Acceleration Event"), then (A) in the case of an Earn-Out Acceleration Event specified in clause (i), (ii) or (iii), Cyrk may, at its option, provide written notice (a "Purchaser's Notice") thereof to the Shareholders' Representative at least twenty (20) Business Days prior to the occurrence of such Earn-Out Acceleration Event, and (B) in the case of any Earn-Out Acceleration Event, the Shareholders' Representative shall provide written notification (the "Shareholders' Notice") thereof to Cyrk within twenty
(20) Business Days after the occurrence thereof. Upon the receipt of a Purchaser's Notice by the Shareholders' Representative or a Shareholders' Notice by Cyrk, as the case may be, Cyrk's obligation to pay the Shareholders any additional amounts under Sections 1.05(a)-(e) shall be suspended and, in lieu of such payments, Cyrk shall immediately pay to each Shareholder, in accordance with the provisions of Section 1.05(g), an additional payment equal to one-half of the difference between $5,000,000 and any amounts already paid to such Shareholder under this Section 1.05.

         (g) METHOD AND TIMING OF ADDITIONAL PAYMENTS. All amounts due and payable to each Shareholder pursuant to Sections 1.05(e) or (f) shall be paid to each Shareholder by the delivery of such number of shares of Cyrk Common Stock equal to the amount payable to such Shareholder divided by the average of the closing prices of shares of Cyrk Common Stock on Nasdaq during the last twenty
(20) trading days prior to the date such payment becomes payable. All deliveries of shares of Cyrk Common Stock due to the Shareholders with respect to any Determination Date shall be paid by Cyrk no later than the fifth business day following the date on which any dispute or disagreement with respect to a Earn-Out Amount is deemed final.

         (h) NO LIMITATION OF CONTRACTUAL REMEDIES. Nothing in this Section 1.05 shall be deemed to limit, in any manner, the contractual remedies of Allan Brown or Cyrk available under the employment agreement between Allan Brown and Cyrk or the indemnification obligations of the Shareholders and Cyrk available pursuant to Section 6.10 hereof.

         Section 1.06. SHAREHOLDERS' REPRESENTATIVE. Each of Allan Brown and Eric Stanton hereby appoints Eric Stanton as such Shareholder's attorney-in-fact and representative (the "Shareholders' Representative"), (i) to do any and all things and to execute any and all documents or other papers, in each such Shareholder's name, place and stead, in any way which each such Shareholder could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept or make on each such Shareholder's behalf any payments due to such Shareholder hereunder, (ii) to amend, cancel or extend, or waive the terms of, this Agreement and

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



(iii) to act on behalf of such Shareholder with respect to any claims (including the settlement thereof) made by Cyrk or the Shareholders for indemnification pursuant to Article VI. In the event that the Shareholders' Representative becomes unable or unwilling to continue in his capacity as Shareholders' Representative under this Agreement, Allan Brown and Eric Stanton shall promptly appoint a successor Shareholders' Representative, who shall be reasonably acceptable to Cyrk, by written notice to Cyrk. All references herein to the Shareholders' Representative shall include any such successor Shareholders' Representative. The Shareholders hereby consent to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement. The Shareholders shall be bound by all actions taken by the Shareholders' Representative in his capacity as Shareholders' Representative. Copies of any notice given by Cyrk to the Shareholders' Representative shall be promptly provided to each of those Persons specified in Section 9.02.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.01. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $.01 per share, of Simon ("Simon Common Stock") or any shares of capital stock of Sub:

         (a) CANCELLATION OF TREASURY STOCK. Each share of Simon Common Stock that is owned by Simon as treasury stock shall be cancelled and retired and shall cease to exist, and no stock of Cyrk or Sub or other consideration shall be delivered in exchange therefor.

         (b) EXCHANGE OF STOCK. Subject to Section 2.02, each issued and outstanding share of Simon Common Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted automatically into the right to receive (i) 11.05188 fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Cyrk ("Cyrk Common Stock") and (ii) an amount of cash equal to $25,000,000 divided by the aggregate number of outstanding shares of Simon Common Stock, in immediately available funds (the "Merger Cash Consideration"). All such shares of Simon Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Cash Consideration, the shares of Cyrk Common Stock and the Fractional Share Amount upon the surrender of such certificate in accordance with Section 2.02, without interest.

         Section 2.02. EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Simon Common Stock for Cyrk Common Stock, the Fractional Share Amount and the Merger Cash Consideration pursuant to the Merger are as follows:

         (a) EXCHANGE PROCEDURES. Pursuant to the Merger, at the Closing, the Merger Cash Consideration and the Fractional Share Amount in the amounts and as apportioned on SCHEDULE I dated as of the date hereof and executed and delivered by each of the parties simultaneously with the execution of this Agreement, and certificates, duly executed and dated as of the Closing Date, representing the shares of Cyrk Common Stock to be delivered to the Shareholders at the Effective Time, shall be delivered by Cyrk to the Shareholders. At the Closing, the Shareholders will deliver the certificates representing all shares of Simon Common Stock, and stock powers, duly endorsed in blank or affidavits of lost certificates in form and substance reasonably satisfactory to Cyrk, to Cyrk. As of the Effective Time, the holder of each certificate, or affidavit of lost certificate, of Simon Common Stock, shall be entitled to receive in exchange therefor, the Merger Cash Consideration, the Fractional Share Amount and the certificate representing that number of whole shares of Cyrk Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and each such certificate so surrendered shall immediately be cancelled.

         (b) NO FURTHER OWNERSHIP RIGHTS IN SIMON COMMON STOCK. All shares of Cyrk Common Stock issued upon the transfer of shares of Simon Common Stock, the payment of the Merger Cash Consideration and the Fractional Share Amount in exchange for shares of Simon Common Stock and the Earn-Out Amount in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Simon Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Simon Common Stock which were outstanding immediately prior to the Effective Time.

         (c) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Cyrk Common Stock shall be issued upon the surrender for exchange of Simon Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Cyrk. Notwithstanding any other provision of this Agreement, to the extent that each Shareholder would otherwise be entitled to receive a fraction of a share of Cyrk Common Stock shall receive, in addition to Cyrk Common Stock delivered pursuant to Section 1.05(g) or 2.02(a) and the Merger Cash Consideration, cash (without interest) in an amount equal to such fractional part of a share of Cyrk Common Stock multiplied by the average of the closing prices of Cyrk Common Stock, as reported on the Nasdaq National Market, on each of the twenty (20)trading days immediately preceding the date hereof with respect to Cyrk Common Stock delivered pursuant to Section 2.02(a) (the "Fractional Share Amount")and on each of the twenty trading days immediately preceding the date of payment with respect to Cyrk Common Stock delivered pursuant to Section 1.05(g).

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND SIMON

         Each Shareholder and Simon, severally and not jointly, represent and warrant to Cyrk and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated as of the date hereof and delivered by Simon to Cyrk simultaneously with the execution of this Agreement (the "Simon Disclosure Schedule"). The Simon Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

         Section 3.01. ORGANIZATION OF EACH COMPANY. Each of Simon and Simon Hong Kong and their respective Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets, financial condition or results of operations ("Material Adverse Effect") of the Companies and their respective Subsidiaries, taken as a whole. Except as set forth in Schedule 3.01 of the Simon Disclosure Schedule, neither Simon, Simon Hong Kong, nor any of their respective Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Simon and comprising less than five percent (5%) of the outstanding stock of such company.

         As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; PROVIDED, HOWEVER, that the corporations listed on Schedule 3.18 of the Simon Disclosure Schedule shall not be deemed to be Subsidiaries of Simon or the Shareholders.

         Section 3.02.  CAPITAL STRUCTURE.

         (a) The authorized capital stock of Simon consists of 500,000 shares of Simon Common Stock. As of the date hereof, (i) 166,500 shares of Simon Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Simon Common Stock are held in the treasury of Simon or by Subsidiaries of Simon and (iii) no shares of Simon Common Stock are reserved for future issuance pursuant to the exercise of stock options.

         The authorized capital stock of Simon Hong Kong consists of 130 shares of Common Stock. As of the date hereof, (i) 26 shares of Simon Hong Kong's Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Simon Hong Kong's Common Stock are held in the treasury of Simon Hong Kong or by Subsidiaries of Simon Hong Kong and (iii) no shares of Simon Hong Kong's Common Stock are reserved for future issuance pursuant to the exercise of stock options.

         Except as set forth in Schedule 3.02 of the Simon Disclosure Schedule, there are no obligations, contingent or otherwise, of any Company or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Company or any of their respective Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Company are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned directly by the Shareholders (except that all shares of Simon Hong Kong as of the Closing Date will be owned directly by Simon) free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature. All of the outstanding shares of capital stock of each Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by one of the Companies or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 3.02, there are no equity securities of any class of any Company or any of their respective Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.02 or in Schedule 3.02 of the Simon Disclosure Schedule, there are no options, warrants, equity, securities, calls, rights, commitments or agreements of any character to which any Company or any of their respective Subsidiaries is a party or by which it is bound obligating any Company or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of any Company or any of their respective Subsidiaries or obligating any Company or any of their respective Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of any Company.

         Section 3.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Simon has all requisite corporate power and authority and each Shareholder has all requisite power and authority to enter into this Agreement and the Ancillary Agreements (as defined in Section 7.01(d)) to which Simon or such Shareholder is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Simon is a party and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Simon. This Agreement and the Ancillary Agreements to which Simon or either Shareholder is a party have been duly executed and delivered by Simon and each Shareholder party thereto and (assuming the due execution and delivery of the other parties thereto) constitute the valid and binding obligations of Simon and each Shareholder party thereto, enforceable in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

         (b) Assuming that all consents, approvals, filings, authorizations and other actions described in clauses (i), (ii) and (iii) of Section 3.03(c) have been obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements to which Simon or either Shareholder is a party by Simon or either Shareholder does not, and the consummation of the transactions contemplated hereunder and thereunder will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or By-laws of Simon, (ii) except as set forth in Schedule 3.03(b)(ii) of the Simon Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which any Company or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Company or any of their respective Subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to any Company or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which Simon or either Shareholder is a party or the consummation of the transactions contemplated hereunder and thereunder, except for (i) the filing of the Certificate of Merger with the Nevada Secretary of State and the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, "blue sky" laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) the filings and registrations required by, or with respect to, any stock transfers required or contemplated by this Agreement to the extent required by applicable law and (iv) such other consents, authorizations, filings, approvals, orders, declarations and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.04. FINANCIAL STATEMENTS.

         Each Company has made available to Cyrk complete copies of its audited consolidated balance sheet as at November 30, 1996 (such audited balance sheets for Simon and Simon Hong Kong are collectively referred to herein as the "Audited Balance Sheets"), its audited consolidated income statement for the twelve-month period ended November 30, 1996 and Simon has made available to Cyrk Simon's unaudited consolidated financial statements as at or, as the case may be, for a three-month period ended on February 28, 1997 (collectively, the "Financial Statements"). Each of the Financial Statements (including, in each case, any related notes) was prepared in accordance with U.S. generally accepted accounting principles or Hong Kong statutory requirements, as the case may be, each applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and fairly present the consolidated financial position of each Company and their respective Subsidiaries as at the respective dates and the consolidated results of its operations for the periods indicated, except that the unaudited interim financial statements were or are subject to normal or recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Simon as of February 28, 1997 is referred to herein as the "February Balance Sheet."

         Section 3.05. NO UNDISCLOSED LIABILITIES. The Companies and their respective Subsidiaries do not have any liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole, other than (i) liabilities reflected in the February Balance Sheet, as to Simon, or in the Audited Balance Sheets, as to Simon Hong Kong, (ii) liabilities specifically described in this Agreement, or in Schedule 3.05 of the Simon Disclosure Schedule, (iii) normal or recurring liabilities incurred since February 28, 1997, as to Simon, or November 30, 1996, as to Simon Hong Kong, in either case only in the ordinary course of business, and (iv) liabilities that relate to the subject matter of any of the other representations and warranties set forth in this Agreement or any Ancillary Agreement.

         Section 3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Audited Balance Sheets, the Companies and their respective Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, other than as set forth in Schedule 3.06 of the Simon Disclosure Schedule since such date, there has not been (i) any event which has had a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole; (ii) any material change by any Company in its accounting methods, principles or practices to which Cyrk has not previously consented in writing; (iii) any revaluation by any Company of any of its assets having a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole; or (iv) any other action or event that would have required the consent of Cyrk pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.07. TAXES. Except as set forth in Section 3.07 of the Simon Disclosure Schedule or reflected in the February Balance
Sheet:

         (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                  (1) The term "Simon Group" shall mean, individually and collectively, Simon and Simon Hong Kong and any individual, trust, corporation, partnership or any other entity as to which Simon or Simon Hong Kong is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                  (2) The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes (including under Code Section 59A), transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, alternative or add-on minimum taxes and other obligations of the same or of a similar nature to any of the foregoing, whether disputed or not, which any member of the Group is required to pay, withhold or collect.

                  (3) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed by the Simon Group or the Cyrk Group (as defined below), as the case may be, in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and any schedules attached to or amendments of any of the foregoing.

         (b) RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of members of the Simon Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other Taxes are payable by any member of the Simon Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement by it (except to the extent appropriate reserves have been established therefor). Each member of the Simon Group has withheld and paid over all Taxes required to have been withheld and paid over by it (except to the extent appropriate reserves have been established therefor), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Simon with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Simon Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (c) TAX RESERVES. The amount of the liability of the members of the Simon Group for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of the liability of the members of the Simon Group for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the February Balance Sheet.

         (d) RETURNS FURNISHED. The Shareholders or Simon have made available to Cyrk true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by any member of the Simon Group or on behalf of such member relating to Taxes, and
(ii) all federal and state income or franchise tax returns for the members of the Simon Group for all periods ending on and after November 30, 1990. Neither Simon nor any member of the Simon Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Cyrk in which no Taxes are payable.

         (e) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. The Returns of the Simon Group have never been audited by a government or taxing authority and to the best knowledge of Simon and the Shareholders, no such audit is in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of any member of the Simon Group, and no member of the Simon Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Simon Group is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Simon Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Simon Group. Simon and each member of the Simon Group have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (f) TAX SHARING AGREEMENTS. No member of the Simon Group is or has ever been a party to any tax sharing agreement and has not assumed the liability of or indemnified or agreed to reimburse any other person under contract with respect to Taxes.

         (g) TAX ELECTIONS AND SPECIAL TAX STATUS. No member of the Simon Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Simon Group is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Cyrk is not required to withhold tax on the purchase of the stock of Simon by reason of Section 1445 of the Code. Neither of the Shareholders is a "foreign person" (as that term is defined in Section 1445 of the Code). No member of the Simon Group is a "consenting corporation" under
Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to the disposition of any of the assets of any such member. With respect to Section 162(m) of the Code, no member of the Simon Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Simon Group pursuant to Section 280G or Section 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No member of the Simon Group has participated in an international boycott as defined in Code
Section 999. Simon has not agreed, nor is it required to make, any adjustment under Code Section 481(a) or 263A by reason of a change in accounting method or otherwise. No property used by any member of the Simon Group is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of any member of the Simon Group secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Except as reflected on the Financial Statements or the Tax Returns, the Simon Disclosure Schedule sets forth each of the material elections with respect to Taxes affecting any member of the Simon Group.

         (h) SECTION 6038A COMPLIANCE. The Shareholders, Simon and Simon Hong Kong have filed all reports and have created and/or retained all records required under Section 6038A of the Code with respect to the ownership of Simon by and its transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between Simon and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with any member of the Simon Group are either maintained in the United States, or such member is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. No member of the Simon Group is a party to any record maintenance agreement with the Internal Revenue Service with respect to
Section 6038A. Each related foreign person that has engaged in transactions with a member of the Simon Group has authorized Simon to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with such member, and each such authorization remains in full force and effect.

         (i) PARTNERSHIPS OR JOINT VENTURES. No member of the Simon Group is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         (j) CONSOLIDATED, COMBINED OR UNITARY RETURNS. No member of the Simon Group has participated in the filing of any consolidated, combined or unitary Return with respect to which Simon was not the common parent.

         Section 3.08. PROPERTIES. Simon has made available to Cyrk a true and complete list of all real property owned by each Company or any of their respective Subsidiaries and real property leased by each Company or any of their respective Subsidiaries pursuant to any lease which is material to the Companies and their respective Subsidiaries, taken as a whole (each, a "Material Lease"), and the name of the lessor, the date of each such Material Lease and each amendment to each such Material Lease and the aggregate annual rental or other fee payable under any such Material Lease. All such Material Leases are in good standing, valid and effective in accordance with their respective terms, and the Company or Subsidiary party thereto is not in default under any of such Material Leases, except where the lack of such good standing, validity and effectiveness of the existence of such default would not be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.09. INTELLECTUAL PROPERTY.

         (a) Each Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, maskworks, schematics, technology, know-how, computer software program or applications and tangible or intangible proprietary information or material that are necessary to conduct its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole (the "Simon Intellectual Property Rights"). Schedule 3.09 of the Simon Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, maskworks, trade names and service marks, which Simon and the Shareholders consider to be material to the business of the Companies and included in the Simon Intellectual Property Rights, including the jurisdictions in which each such Simon Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which each Company is a party and pursuant to which any person is authorized to use any Simon Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which any Company is a party and pursuant to which such Company is authorized to use any third party patents, trademarks or copyrights ("Simon Third Party Intellectual Property Rights").

         (b) No Company is, nor will it be as a result of the execution and delivery of this Agreement by Simon and the Shareholders or the performance of such parties' obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Simon Intellectual Property Rights or Simon Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         (c) To Simon's knowledge, all material patents, registered trademarks, service marks and copyrights held by each Company are valid and subsisting. Except as set forth on Schedule 3.09 or Schedule 3.11 of the Simon Disclosure Schedule, no Company (I) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, which claim would reasonably be expected to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole; and
(II) has any knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. No Company nor any of their respective Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment ("Simon Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from a Company or such Subsidiary under any Simon Material Contract and which is reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole. Each Simon Material Contract is in full force and effect and is not subject to any material default thereunder of which Simon or any Shareholder is aware by any party obligated to a Company pursuant to such Simon Material Contract, the default of which is reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.11. LITIGATION. Except as set forth in Schedule 3.11 of the Simon Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against any Company or any of its Subsidiaries pending or as to which a Company or any such Subsidiary has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole, or a material adverse effect on the ability of Simon and the Shareholders to consummate the transactions contemplated by this Agreement.

         Section 3.12. ENVIRONMENTAL MATTERS.

         (a) HAZARDOUS MATERIAL. As of the date hereof, to the knowledge of Simon and each Shareholder, no underground storage tanks are present under any property that any Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or foreign law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of any Company, or to Simon's or either Shareholder's knowledge, as a result of any actions of any third party or otherwise, in on or under any property, including the land and the improvements, ground water and surface water, that any Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

         (b) HAZARDOUS MATERIALS ACTIVITIES. At no time has any Company or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, which has had or is reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole, nor has any Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which has had or is reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         (c) PERMITS. Each Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Simon and each Shareholder, threatened concerning any Environmental Permit or any alleged material liability of any Company under any environmental law or regulation.

         Section 3.13. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 3.13 of the Simon Disclosure Schedule lists all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type including, but not limited to, plans described in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), all unexpired bonus, stock option, phantom stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, separation, resignation and other similar employee benefit plans, written or otherwise, for the benefit of, or relating to, any current or former employee of each Company or any trade or business (whether or nor incorporated) which is a member of a controlled group or which is under common control with any Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (hereinafter a "Simon ERISA Affiliate"), offered, maintained or contributed to by Simon or a Simon ERISA Affiliate, or with respect to which any Company or a Simon ERISA Affiliate has or reasonably could be expected to have any liability, whether direct or indirect, actual or contingent (collectively, the "Simon Benefit Plans"). There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of any Company or a Simon ERISA Affiliate, or with respect to which any Company or a Simon ERISA Affiliate has or reasonably could be expected to have any liability other than the Simon Benefit Plans. With respect to such Simon Benefit Plans:

                  (i) Each such Simon Benefit Plan (and each related trust, insurance contract, or fund) is administered in all material respects in compliance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, rulings and authority issued thereunder.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Simon Benefit Plan as required by ERISA, the Code and other applicable law. The requirements of Sections 601-609 of ERISA and of Section 4980B of the Code have been met with respect to each such Simon Benefit Plan which is an "Employee Welfare Benefit Plan," within the meaning of Section 3(1) of ERISA.

                  (iii) All contributions, premiums or other payments (including all employer and employee contributions) which are due have been paid to each Simon Benefit Plan. There are no unfunded benefit obligations with respect to Simon Benefit Plans which have not been accounted for by records, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Simon or a Simon ERISA Affiliate, whichever is applicable, which obligations are expected to have a Material Adverse Effect on any Company or a Simon ERISA Affiliate.

                  (iv) Simon and the Shareholders have made available to Cyrk, true, correct and complete copies of the Simon Benefit Plan documents, the most recent determination letter received from the Internal Revenue Service, if applicable, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, investment management agreements, any and all other funding agreements which implement each Simon Benefit Plan, any and all material employee communications (including all summary plan descriptions and material modifications thereto), the most recent account of plan assets, if applicable, and, in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

         (b) With respect to each Simon Benefit Plan that any Company or a Simon ERISA Affiliate maintains or ever has maintained or to which any Company or a Simon ERISA Affiliate contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Simon Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a "Reportable Event" within the meaning of Section 4043 of ERISA as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation within the five years preceding the date hereof with respect to which any Company or a Simon ERISA Affiliate is likely to have any liability. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Employee Pension Benefit Plan has been instituted or threatened.

                  (ii) Neither Company nor a Simon ERISA Affiliate has incurred and none of the Shareholders, directors and officers (and employees with responsibility for employee benefits matters) of any Company or a Simon ERISA Affiliate has any reason to expect that Simon or a Simon ERISA Affiliate will incur any liability to the Pension Benefit Guaranty Corporation (other than applicable premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Simon Benefit Plan which is an Employee Pension Benefit Plan. No asset of any Company or a Simon ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and neither Simon or a Simon ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code and no fact or event exists, or is reasonably expected to occur, which could give rise to any such lien or requirement to post any such security.

         (c) Neither Company nor a Simon ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan, within the meaning of Section 3(37) of ERISA, or has any liability (including withdrawal liability, as determined under Sections 4201 et seq. of ERISA) under any Multiemployer Plan.

         (d) Neither Company nor a Simon ERISA Affiliate maintains, ever has maintained, ever has contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Sections 601-609 of ERISA and Section 4980B of the Code).

         (e) Subject to applicable requirements of ERISA, no provision of any Simon Benefit Plan or any agreement with any employee of any Company or a Simon ERISA Affiliate or any representation or course of conduct by or on behalf of any Company or a Simon ERISA Affiliate would prevent the amendment or termination on or after the Closing of any Simon Benefit Plan.

         (f) No Simon Benefit Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

         (g) Neither any Company nor a Simon ERISA Affiliate maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other funding arrangement for the provision of welfare or fringe benefits.

         Section 3.14. COMPLIANCE WITH LAWS. Except as set forth on Schedule
3.14 of the Simon Disclosure Schedule or as covered by any other representation or warranty in this Article III, each Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole.

         Section 3.15. BROKERS OR FINDERS. Except as described in Schedule 3.15 of the Simon Disclosure Schedule, Simon and each Shareholder represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. For purposes hereof, "Affiliate" has the meaning given to it in Rule 405 promulgated under the Securities Act.

         Section 3.16. INSURANCE. Set forth in Schedule 3.16 of the Simon Disclosure Schedule is a complete list of all insurance policies which are maintained by each of the Companies and their respective Subsidiaries with respect to the businesses, properties or employees of any Company and its Subsidiaries. Such policies are in full force and effect and no party to any such policy has repudiated, or given notice of an intent to repudiate, any provision thereof. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which such Company and its Subsidiaries, and its property and assets are normally exposed in the operation of its businesses. Except as set forth in Schedule 3.16 of the Simon Disclosure Schedule, no Company self-insures. Since November 30, 1996, there has not been any material adverse change in any Company's relationship with its insurers, in the premiums payable pursuant to such policies or charges payable pursuant to such self-insurance or in the allocation among the Companies of such premiums or charges. Also set forth in Schedule 3.16 of the Simon Disclosure
Schedule is a summary of all material terms of any oral arrangements or agreements between any Company and any of its clients, suppliers or customers that are in the nature of insurance or indemnification in favor of any Company. Since November 30, 1996, there has not been any material adverse changes in the terms of such arrangements or agreements and neither Shareholder nor Simon has any reason to believe that the announcement or consummation of the transactions contemplated hereby may result in such a change.

         Section 3.17. SUFFICIENCY OF ASSETS. Assets held by the Companies and their respective Subsidiaries on the date hereof, in the aggregate, constitute on the date hereof all the property, real and personal, tangible and intangible, necessary for the conduct by the Companies and their respective Subsidiaries of the business reflected in the February Balance Sheet, in the case of Simon, or in the Audited Balance Sheets, in the case of Simon Hong Kong.

         Section 3.18. INTERESTS IN CLIENTS, SUPPLIERS, ETC. Neither Shareholder nor any Company nor any officer or director of any Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor or is a competitor or potential competitor of any Company or any of their respective Subsidiaries except as set forth in
Schedule 3.18 of the Simon Disclosure Schedule; PROVIDED, HOWEVER, that ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not in excess of 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18. Since November 30, 1996 and through the date hereof, there has not been, to the knowledge of either Shareholder or the Company, any material adverse change in any material relationship between, or material transaction consummated or contemplated between, any Company or any of its officers or directors, on the one hand, and any client, supplier or customer, on the other hand.

         Section 3.19. EMPLOYEES AND COMPENSATION.

         (a) Simon is in compliance in all material respects with all applicable federal, state and local laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours. Except as described in Schedule 3.19(a) of the Simon Disclosure Schedule, none of Simon's employees is represented by a union; and there is no labor strike, dispute, arbitration, grievance, slow down, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Simon or any labor union pending or, to the best knowledge of the Shareholders, threatened against Simon.

         (b) Except as set forth in Schedule 3.19(b) or Schedule 3.13 of the Simon Disclosure Schedule, Simon is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer, employee, or consultant, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement, (iii) agreement with any officer, employee, or consultant providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, phantom stock agreement, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 3.20. SIMON 9000. The Shareholders are the sole record and beneficial owners of a majority of all issued and outstanding shares (on a fully-diluted basis) of capital stock of Simon 9000 Ltd., a company incorporated under the laws of Hong Kong ("Simon 9000"). The Shareholders have made available to Cyrk complete copies of the audited consolidated financial statements as at November 30, 1996 for Simon 9000 (the "Simon 9000 Financial Statements"). The Simon 9000 Financial Statements (including any related notes) were prepared in accordance with Hong Kong statutory requirements, applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto, if any) and fairly present the consolidated financial position of Simon 9000 as at the date and the consolidated results of its operations for the period indicated. As of the date hereof and the Closing Date, Simon 9000 (i) is an inactive company, (ii) does not conduct any business, (iii) does not have any right, title or interest to or in any properties (real or personal, tangible or intangible) or contracts (oral or written) that, in the aggregate, have any material value.

         Section 3.21. NO OTHER REPRESENTATIONS AND WARRANTIES. Except as specifically set forth in this Agreement or any Ancillary Agreement, neither Shareholder nor any Company nor any employee, agent or representative of any Company or any Subsidiary thereof has made, or shall be deemed to have made, and neither Shareholder nor any Company is liable for or bound in any manner by, any express or implied representation, warranty, guarantee, promise or statement pertaining to any Shareholder, any Company or any Subsidiary thereof, or any of their assets or businesses.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF CYRK AND SUB

         Cyrk and Sub represent and warrant to the Shareholders and Simon that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated as of the date hereof and delivered by Cyrk to Simon simultaneously with the execution of this Agreement (the "Cyrk Disclosure Schedule"). The Cyrk Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV.

         Section 4.01. ORGANIZATION OF THE COMPANY. Each of Cyrk and Sub and Cyrk's other Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole. Except as set forth in Schedule 4.01 of the Cyrk Disclosure Schedule, neither Cyrk nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Cyrk and comprising less than five percent (5%) of the outstanding stock of such company.

         Section 4.02. CAPITAL STRUCTURE.

         (a) The authorized capital stock of Cyrk consists of 50,000,000 shares of Cyrk Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value ("Cyrk Preferred Stock"). As of April 15, 1997, (i) 11,820,999 shares of Cyrk Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Cyrk Common Stock were held in the treasury of Cyrk or by Subsidiaries of Cyrk, and (iii) 4,084,598 shares of Cyrk Common Stock were reserved for future issuance pursuant to the exercise of stock options granted and to be granted in the future under Cyrk's 1993 Omnibus Stock Plan, Non-Employee Director Stock Option Plan, Employee Stock Purchase Plan and 1997 Acquisition Stock Plan (collectively, the "Cyrk Stock Plans"). No material change in such capitalization has occurred between April 15, 1997 and the date of this Agreement. As of the date of this Agreement, none of the shares of Cyrk Preferred Stock is issued and outstanding. The authorized capital stock of Sub consists of 3,000 shares of Common Stock, par value $.01 per share, of which, as of the date of this Agreement, 3,000 shares are issued and outstanding and are held by Cyrk. All shares of Cyrk Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Cyrk or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Cyrk Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Cyrk's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign subsidiaries) are owned by Cyrk or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Cyrk's voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Cyrk Stock Plans, there are no equity securities of any class of Cyrk or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.02 or in Schedule 4.02 of the Cyrk Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Cyrk or any of its Subsidiaries is a party or by which it is bound obligating Cyrk or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cyrk or any of its Subsidiaries or obligating Cyrk or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Cyrk. The shares of Cyrk Common Stock issuable in exchange for Simon Common Stock at the Effective Time in accordance with this Agreement shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

         Section 4.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Cyrk has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Cyrk is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Cyrk is a party and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Cyrk. This Agreement and the Ancillary Agreements to which Cyrk is a party have been duly executed and delivered by Cyrk and (assuming the due execution and delivery of the other parties thereto) constitute the valid and binding obligations of Cyrk, enforceable in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

         (b) Assuming that all consents, approvals, filings authorizations and other actions described in clauses (i), (ii) and (iii) of Section 4.03(c) have been obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements to which Cyrk is a party by Cyrk does not, and the consummation of the transactions contemplated hereunder and thereunder will not,
(i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of Cyrk, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Cyrk or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cyrk or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cyrk or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which Cyrk is a party or the consummation of the transactions contemplated hereunder and thereunder, except for (i) the filing of the Certificate of Merger with the Nevada Secretary of State and the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under federal and state securities laws, "blue sky" laws or the HSR Act and (iii) such other consents, authorizations, filings, approvals, orders, declarations and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         Section 4.04. SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Cyrk has filed and made available to Simon all forms, reports and documents required to be filed by Cyrk with the Securities and Exchange Commission (the "SEC") since its initial public offering on July 7, 1993 (collectively, the "Cyrk SEC Reports"). The Cyrk SEC Reports (i) were prepared in accordance, and complied, with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Cyrk's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Cyrk SEC Reports, including any form, report or document filed with the SEC after the date of this Agreement and prior to the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Cyrk and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statement was or is subject to normal or recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Cyrk as of December 31, 1996 is referred to herein as the "Cyrk Balance Sheet."

         Section 4.05. NO UNDISCLOSED LIABILITIES. Cyrk and its Subsidiaries do not have any liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Cyrk Balance Sheet, (ii) liabilities specifically described in this Agreement, or in
Schedule 4.05 of the Cyrk Disclosure Schedule, (iii) normal or recurring liabilities incurred since the date of the Cyrk Balance Sheet in the ordinary course of business consistent with past practice, and (iv) that relate to the subject matter of any of the other representations or warranties set forth in this Agreement or any Ancillary Agreement.

         Section 4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Cyrk Balance Sheet, except as disclosed in the Cyrk SEC Reports or in the Cyrk Disclosure Schedule Cyrk and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event which has had a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole; (ii) any material change by Cyrk in its accounting methods, principles or practices;
(iii) any revaluation by Cyrk of any of its assets having a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole; or (iv) any other action or event that would have required the consent of Simon pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         Section 4.07. TAXES. Except as set forth in Schedule 4.07 of the Cyrk Disclosure Schedule or reflected in the Cyrk Balance Sheet:

         (a) For purposes of this Agreement, the term "Cyrk Group" shall mean, individually and collectively, Cyrk and any individual, trust, corporation, partnership or any other entity as to which Cyrk is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

         (b) RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of members of the Cyrk Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any member of the Cyrk Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement by it (except to the extent appropriate reserves have been established therefor). Each member of the Cyrk Group has withheld and paid over all Taxes required to have been withheld and paid over by it (except to the extent appropriate reserves have been established therefor), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Cyrk with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Cyrk Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (c) TAX RESERVES. The amount of the liability of the members of the Cyrk Group for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of the date of this Agreement, and the amount of the liability of the members of the Cyrk Group for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Cyrk Balance Sheet.

         (d) RETURNS FURNISHED. Cyrk has made available to Simon true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by any member of the Cyrk Group or on behalf of such member relating to Taxes, and (ii) all federal and state income or franchise tax returns for the members of the Cyrk Group for all periods ending on and after November 30, 1990. Neither Cyrk nor any member of the Cyrk Group does business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Simon in which no Taxes are payable.

         (e) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as set forth in Section 4.07(e) of the Cyrk Disclosure Schedule, the Returns of the Cyrk Group have never been audited by a government or taxing authority. To the best knowledge of Cyrk, no such audit is in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exists or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of any member of the Cyrk Group, and no member of the Cyrk Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Cyrk Group is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Cyrk Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Cyrk Group. Cyrk and each member of the Cyrk Group have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (f) TAX SHARING AGREEMENTS. No member of the Cyrk Group is or has ever been a party to any tax sharing agreement and has not assumed the liability of or indemnified or agreed to reimburse any other person under contract with respect to Taxes.

         (g) TAX ELECTIONS AND SPECIAL TAX STATUS. No member of the Cyrk Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Cyrk Group is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Cyrk is not required to withhold tax on the purchase of the stock of Cyrk by reason of Section 1445 of the Code. No member of the Cyrk Group is a "consenting corporation" under Section 341(f) of the Code or agreed to have
Section 341(f)(2) apply to the disposition of any of the assets of any such member. No member of the Cyrk Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Cyrk Group pursuant to Section 280G or Section 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No member of the Cyrk Group has participated in an international boycott as defined in Code
Section 999. Cyrk has not agreed, nor is it required to make, any adjustment under Code Section 481(a) or 263A by reason of a change in accounting method or otherwise. No property used by any member of the Cyrk Group is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of any member of the Cyrk Group secures any debt the interest on which is tax exempt under Section 103(a) of the Code. There is set forth on the Disclosure Statement for this subsection each of the material elections with respect to Taxes affecting any member of the Cyrk Group. Except as set forth in Schedule 4.07(g) of the Cyrk Disclosure Schedule, no member of the Cyrk Group has or has had a branch in any foreign country.

         (h) SECTION 6038A COMPLIANCE. Cyrk has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to the ownership of Cyrk by and its transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between Cyrk and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with any member of the Cyrk Group are either maintained in the United States, or such member is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. No member of the Cyrk Group is a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A. Each related foreign person that has engaged in transactions with a member of the Cyrk Group has authorized Cyrk to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with such member, and each such authorization remains in full force and effect.

         (i) PARTNERSHIPS OR JOINT VENTURES. Except as set forth in Section 4.07(i) of the Cyrk Disclosure Schedule, no member of the Cyrk Group is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         (j) CONSOLIDATED, COMBINED OR UNITARY RETURNS. No member of the Cyrk Group has participated in the filing of any consolidated, combined or unitary Return with respect to which Cyrk was not the common parent.

         Section 4.08. PROPERTIES. Cyrk has provided or made available to Simon a true and complete list of all real property owned by Cyrk and its Subsidiaries and real property leased by Cyrk or its Subsidiaries pursuant to Material Leases, the name of the lessor, the date of each such Material Lease and each amendment to the Material Lease and the aggregate annual rental or other fee payable under any such Material Lease. All such Material Leases are in good standing, valid and effective in accordance with their respective terms, and Cyrk or the Subsidiary party thereto is not in default under any of such Material Leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         Section 4.09.  INTELLECTUAL PROPERTY.

         (a) Cyrk owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, maskworks, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Cyrk as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole (the "Cyrk Intellectual Property Rights"). Schedule 4.09 of the Cyrk Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, maskworks, trade names and service marks which Cyrk considers to be material to its business and included in the Cyrk Intellectual Property Rights, including the jurisdictions in which each such Cyrk Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material business, sublicenses and other agreements as to which Cyrk is a party and pursuant to which any person is authorized to use any Cyrk Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which Cyrk is a party and pursuant to which Cyrk is authorized to use any third party patents, trademarks or copyrights, including software ("Cyrk Third Party Intellectual Property Rights").

         (b) Cyrk is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Cyrk Intellectual Property Rights or Cyrk Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         (c) To Cyrk's knowledge, all material patents, registered trademarks, service marks and copyrights held by Cyrk are valid and subsisting. Cyrk (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, which claim would reasonably be expected to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole; and (ii) has no knowledge that the manufacturing, marketing, license or sale of its products infringes any patent, trademark, service mark, copyright trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         Section 4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Cyrk nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment ("Cyrk Material Contracts") in such manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Cyrk or such Subsidiary under any Cyrk Material Contract and which is reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries taken as a whole. Each Cyrk Material Contract is in full force and effect and is not subject to any material default thereunder of which Cyrk is aware by any party obligated to Cyrk pursuant to such Cyrk Material Contract, the default of which is reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries taken as a whole.

         Section 4.11. LITIGATION. Except as described in the Cyrk SEC Reports, there is no action, suit or proceeding, claim arbitration or investigation against Cyrk or any of its Subsidiaries pending or as to which Cyrk or any such Subsidiary has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of Cyrk to consummate the transactions contemplated by this Agreement.

         Section 4.12. ENVIRONMENTAL MATTERS.

         Except as disclosed on the Cyrk Disclosure Schedule:

         (a) HAZARDOUS MATERIAL. As of the date hereof, to the knowledge of Cyrk, no underground storage tanks are present under any property that Cyrk or any of its Subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any Hazardous Material, excluding office and janitorial supplies, are present, as a result of the actions of Cyrk or, or to Cyrk's knowledge, as a result of any actions of any third party or otherwise, in on or under any property, including the land and the improvements, ground water and surface water, that

Cyrk or any of its Subsidiaries has at any time owned, operated, occupied or leased.

         (b) HAZARDOUS MATERIALS ACTIVITIES. At no time has Cyrk engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which has had or is reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         (c) PERMITS. Cyrk currently holds all Environmental Permits necessary for the conduct of its businesses as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Cyrk, threatened concerning any Environmental Permit or any alleged material liability of Cyrk under any environmental law or regulation.

         Section 4.13. EMPLOYEE BENEFIT PLANS.

         (a) Schedule 4.13 of the Cyrk Disclosure Schedule lists all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type including, but not limited to, plans described in
Section 3(3) of ERISA, all unexpired bonus, stock option, phantom stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, separation, resignation and other similar employee benefit plans, written or otherwise, for the benefit of, or relating to, any current or former employee of Cyrk or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Cyrk within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (hereinafter a "Cyrk ERISA Affiliate"), offered, maintained or contributed to by Cyrk or a Cyrk ERISA Affiliate, or with respect to which Cyrk or a Cyrk ERISA Affiliate has or reasonably could be expected to have any liability, whether direct or indirect, actual or contingent (collectively, the "Cyrk Benefit Plans"). There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of Cyrk or a Cyrk ERISA Affiliate, or with respect to which Cyrk or a Cyrk ERISA Affiliate has or reasonably could be expected to have any liability other than the Cyrk Benefit Plans. With respect to such Cyrk Benefit Plans:

                  (i) Each such Cyrk Benefit Plan (and each related trust, insurance contract, or fund) is administered in all material respects in compliance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, rulings and authority issued thereunder.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Cyrk Benefit Plan as required by ERISA, the Code and other applicable law. The requirements of Sections 601-609 of ERISA and of Section 4980B of the Code have been met with respect to each such Cyrk Benefit Plan which is an "Employee Welfare Benefit Plan," within the meaning of Section 3(1) of ERISA.

                  (iii) All contributions, premiums or other payments (including all employer contributions and employee contributions) which are due have been paid to each Cyrk Benefit Plan. There are no unfunded benefit obligations with respect to such Cyrk Benefit Plans which have not been accounted for by records, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Cyrk or a Cyrk ERISA Affiliate, whichever is applicable, which obligations are expected to have a material adverse effect on Cyrk or a Cyrk ERISA Affiliate.

                  (iv) Cyrk has delivered to or made available to Simon, true, correct and complete copies of the Cyrk Benefit Plan documents, the most recent determination letter received from the Internal Revenue Service, if applicable, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, investment management agreements, any and all other funding agreements which implement each Cyrk Benefit Plan, any and all material employee communications (including all summary plan descriptions and material modifications thereto), the most recent account of plan assets, if applicable, and, in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

         (b) With respect to each Cyrk Benefit Plan that Cyrk or a Cyrk ERISA Affiliate maintains or ever has maintained or to which Cyrk or a Cyrk ERISA Affiliate contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Cyrk Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a "Reportable Event" within the meaning of Section 4043 of ERISA as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation within the five years preceding the date hereof with respect to which Cyrk or a Cyrk ERISA Affiliate is likely to have any liability. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Employee Pension Benefit Plan has been instituted or threatened.

                  (ii) Neither Cyrk nor a Cyrk ERISA Affiliate has incurred and none of the stockholders, directors and officers (and employees with responsibility for employee benefits matters) of Cyrk or a Cyrk ERISA Affiliate has any reason to expect that Cyrk or a Cyrk ERISA Affiliate will incur any liability to the Pension Benefit Guaranty Corporation (other than applicable premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Cyrk Benefit Plan which is an Employee Pension Benefit Plan. No asset of Cyrk or a Cyrk ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and neither Cyrk nor a Cyrk ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code and no fact or event exists, or is reasonably expected to occur, which could give rise to any such lien or requirement to post any such security.

         (c) Neither Cyrk nor a Cyrk ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan, within the meaning of Section 3(37) of ERISA, or has any liability (including withdrawal liability, as determined under Sections 4201 et seq. of ERISA) under any Multiemployer Plan.

         (d) Neither Cyrk nor a Cyrk ERISA Affiliate maintains, ever has maintained, ever has contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Sections 601-609 of ERISA and Sections 4980B of the Code).

         (e) Subject to applicable requirements of ERISA, no provision of any Cyrk Benefit Plan or any agreement with any employee of Cyrk or a Cyrk ERISA Affiliate or any representation or course of conduct by or on behalf of Cyrk or a Cyrk ERISA Affiliate would prevent the amendment or termination on or after the Closing of any Cyrk Benefit Plan.

         (f) No Cyrk Benefit Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

         (g) Neither Cyrk nor Cyrk ERISA Affiliate maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare or fringe benefits.

         Section 4.14. COMPLIANCE WITH LAWS. Except as covered by any other representation or warranty in this Article IV, Cyrk and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole.

         Section 4.15. BROKERS OR FINDERS. Cyrk represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements except such persons as are disclosed in Schedule 4.15 of the Cyrk Disclosure Schedule, whose fees and expenses will be paid by Cyrk in accordance with Cyrk's agreements with such persons. Nothing in this Section 4.15 shall preclude Cyrk from engaging Montgomery Securities and paying customary advisory fees, in connection with its rendering financial advice and a fairness opinion in connection with the transactions contemplated hereby.

         Section 4.16. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.17 INSURANCE. Set forth in Schedule 4.17 of the Cyrk Disclosure Schedule is a complete list of all insurance policies which are maintained by Cyrk and its Subsidiaries with respect to the businesses, properties or employees of Cyrk and its Subsidiaries. Such policies are in full force and effect and no party to any such policy has repudiated, or given notice of an intent to repudiate, any provision thereof. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Cyrk and its Subsidiaries, and its property and assets are normally exposed in the operation of its businesses. Neither Cyrk nor any of its Subsidiaries self-insure. Since December 31, 1996, there has not been any material adverse change in Cyrk's or any of its Subsidiaries relationship with its insurers, in the premiums payable pursuant to such policies or charges payable pursuant to such self-insurance or in the allocation among Cyrk and its Subsidiaries of such premiums or charges. Also set forth in Schedule 4.17 is a summary of all material terms of any oral arrangements or agreements between Cyrk and any of its clients, suppliers or customers that are in the nature of insurance or indemnification in favor of Cyrk. Since December 31, 1996, there has not been any material adverse change in the terms of such arrangements or agreements and Cyrk has no reason to believe that the announcement or consummation of the transactions contemplated hereby may result in such a change.

         Section 4.18. SUFFICIENCY OF ASSETS. Assets held by Cyrk and its Subsidiaries on date hereof, in the aggregate, constitute on the date hereof all the property, real and personal, tangible and intangible, necessary for the conduct by Cyrk and its Subsidiaries of the business reflected in the Cyrk Balance Sheet.

         Section 4.19. INTERESTS IN CLIENTS, SUPPLIERS, ETC. Neither Cyrk nor any officer or director of Cyrk possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor or is a competitor or potential competitor of Cyrk and its Subsidiaries except as set forth on Schedule 4.19 of the Cyrk Disclosure Schedule; provided that ownership of securities of a company whose securities are registered under the Exchange Act not in excess of 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.19. Since December 31, 1996 and through the date hereof, there has not been, to the knowledge of Cyrk any material adverse change in any material relationship between, or material transaction consummated or contemplated between, Cyrk or any of its officers or directors, on the one hand, and any client, supplier or customer, on the other hand.

         Section 4.20. EMPLOYEES AND COMPENSATION.

         (a) Cyrk is in compliance in all material respects with all applicable federal, state and local laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours. Except as described in Schedule 4.20(a) of the Cyrk Disclosure Schedule, none of Cyrk's employees is represented by a union; and there is no labor strike, dispute, arbitration, grievance, slow down, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Cyrk or any labor union pending or, to the best knowledge of Cyrk, threatened against Cyrk.

         (b) Except as set forth in Schedule 4.20(b) of the Cyrk Disclosure Schedule, Cyrk is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer, employee, or consultant, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement, (iii) agreement with any officer, employee, or consultant providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, phantom stock agreement, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 4.21. NO OTHER REPRESENTATIONS AND WARRANTIES. Except as specifically set forth in this Agreement or in any Ancillary Agreement, neither Cyrk nor any of its Subsidiaries nor any employee, agent or representative of Cyrk or any of its Subsidiaries has made, or shall be deemed to have made, and neither Cyrk nor any of its Subsidiaries is liable for or bound in any manner by, any express or implied representation, warranty, guarantee, promise or statement pertaining to Cyrk or any Subsidiary thereof, or any of their assets or businesses.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

         Section 5.01. COVENANTS OF SIMON AND SHAREHOLDERS. Except as set forth in Schedule 5.01 of the Simon Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Simon agrees as to itself and its Subsidiaries, and the Shareholders agree to cause each Company and their respective Subsidiaries (except to the extent that the other parties hereto shall otherwise consent in writing prior thereto), to carry on their business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay their debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform their other obligations when due, and, to the extent consistent with such business, use reasonable efforts consistent with past practices and policies to preserve intact their present business organization, keep available the services of their present key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having significant business dealings with Simon. The Shareholders shall promptly notify the other parties hereto of any event or occurrence not in the ordinary course of business of a Company or itself, as the case may be. Except as expressly contemplated by this Agreement, subject to Schedule 5.01 of the Simon Disclosure Schedule, prior to the Effective Time or the termination of this Agreement, Simon shall not (and shall not permit any of its Subsidiaries to) and the Shareholders shall cause each Company and their respective Subsidiaries to not, without the prior written consent of the other parties hereto:

         (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

         (b) transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the Simon Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

         (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

         (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

         (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

         (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of the Companies and their respective Subsidiaries, taken as a whole, except for transactions in the ordinary course of business;

         (g) except in the ordinary course of business consistent with past practice, (i) increase or agree to increase the compensation payable or to become payable to its key employees; (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its key employees, (iii) enter into any collective bargaining agreement, (IV) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors or key employees;

         (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

         (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of itself, a Company or any of its Subsidiaries, as the case may be, or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

         (j) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws; or

         (k) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (j) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited).

         Section 5.02. COVENANTS OF CYRK. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Cyrk shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the Shareholders'
Representative:

         (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

         (b) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than shares issued pursuant to the Cyrk Stock Plans;

         (c) for consideration in excess of $10,000,000, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

         (d) for consideration in excess of $10,000,000, sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Cyrk and its Subsidiaries, taken as a whole, except for transactions in the ordinary course of business;

         (e) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of itself, or any of its Subsidiaries, as the case may be, or guarantee any debt securities of others in an aggregate amount in excess of $10,000,000, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

         (f) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws in any manner that materially and adversely affects the rights or obligations of the Shareholders on or after the Effective Time; or

         (g) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (f) above, or any action which is reasonably likely to make any of Cyrk's or Sub's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited).

         Section 5.03. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Cyrk, Simon and each Shareholder shall confer on a regular and frequent basis with one or more representatives of the other party or parties to report operational matters of materiality and the general status of ongoing operations of each Company, Cyrk and their respective Subsidiaries and shall promptly provide the other party or parties or its or their counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby.

         Section 5.04. ADDITIONAL COVENANTS OF CYRK. Cyrk agrees that, after the Effective Time, it will either (i) continue the existing compensation and benefits packages provided to the employees of the Companies and their respective Subsidiaries immediately preceding the Effective Time, (ii) provide a compensation and benefits package to such employees of the Companies and their respective Subsidiaries, which package shall be determined on terms substantially the same as provided to other employees of Cyrk or (iii) enter into new compensation and benefits arrangements negotiated on an individual basis with certain employees of the Companies and their respective Subsidiaries.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01. NO SOLICITATION.

         (a) Neither Shareholder nor Simon shall, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent or any of its Subsidiaries or Simon Hong Kong, (i) solicit or initiate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets (other than inventory in the ordinary course of business), sale of shares of capital stock (including, without limitation by way of a tender offer) or similar transactions involving any Company or any of their respective Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations concerning, or knowingly provide any non-public information to any person or entity relating to, any Acquisition Proposal, (iii) respond favorably or unfavorably to any Acquisition Proposal, PROVIDED that a response that Simon cannot currently engage in negotiations with respect to any such Acquisition Proposal shall not be deemed to violate the provisions of this Agreement, or (iv) agree to, approve or recommend any Acquisition Proposal.

         (b) Either Simon or a Shareholder shall notify Cyrk orally and in writing within one business day (or by any of the other aforementioned Simon-related persons or entities) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, and has made, an Acquisition Proposal. Such notice shall indicate in reasonable detail the identify of the offeror.

         Section 6.02. REGULATORY FILINGS. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Cyrk and Simon each agree to file any information required by the HSR Act, and shall promptly supplement such information, as advisable, and promptly use reasonable commercial efforts to effect compliance with the conditions specified in Article VII hereof.

         Section 6.03. CONSENTS. Each of Cyrk, Simon and each Shareholder shall use all reasonable commercial efforts to obtain all necessary consents, waivers and approvals under any of Cyrk's or any Company's or any Subsidiary's material agreements, contracts, licenses or leases in connection with the Merger.

         Section 6.04. ACCESS TO INFORMATION. Subject to applicable law and, upon reasonable notice, Simon and the Shareholders, on the one hand, and Cyrk, on the other hand, shall each (and shall cause each of their respective Subsidiaries and, in the case of the

Shareholders, Simon Hong Kong to) afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records and, during such period, each of Simon, each Shareholder, and Cyrk shall (and shall cause each of their respective Subsidiaries and, in the case of the Shareholders, Simon Hong Kong to) furnish promptly to the other party (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (B) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, each party shall hold any such information which is nonpublic in confidence in accordance with the confidentiality agreement previously delivered to the other party in connection herewith. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         Section 6.05. LEGAL CONDITIONS TO MERGER. Each of Cyrk and Simon and each Shareholder shall take all reasonable commercial actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required, as advisable, in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any other Company or any of their Subsidiaries in connection with the Merger. Each Shareholder and each of Cyrk and Simon shall, and shall cause its Subsidiaries to, take all reasonable commercial actions necessary or desirable to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, required to be obtained or made by Cyrk, Simon or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         Section 6.06. PUBLIC DISCLOSURE. Prior to the Effective Time, Cyrk and Simon and the Shareholders shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or the Ancillary Agreements and shall not issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or the applicable rules and regulations of any recognized stock exchange and then only after consultation with the other party.

         Section 6.07. TAX-FREE ORGANIZATION. Cyrk and Simon shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

         Section 6.08. OBLIGATIONS OF SUB. Cyrk shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

         Section 6.09. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Cyrk shall indemnify and hold harmless all past and present officers and directors of each Company and of its Subsidiaries to the fullest extent permitted by applicable law, and such indemnity obligation shall survive the Effective Time without limitation. Cyrk shall also reimburse all expenses, including reasonable attorney's fees, incurred by any person required to enforce the indemnity obligations set forth in this Section 6.09.

         Section 6.10. INDEMNIFICATION; SUBROGATION.

         (a) INDEMNIFICATION OF THE BUYER INDEMNITEES. Each Shareholder agrees (severally but not jointly) to defend, indemnify and hold harmless Cyrk, its Subsidiaries (including, after the Effective Time, any Company) and their respective successors and assigns, employees, officers, directors and agents (individually, a "BUYER INDEMNITEE" and collectively, the "BUYER INDEMNITEES"), against and in respect of:

                  (i) any and all costs, losses, damages, deficiencies, expenses or liabilities (including, without limitation, reasonable attorneys' fees and expenses)(each, a "Loss") caused by, resulting or arising from or otherwise relating to any failure of any representation or warranty made by Simon or such Shareholder in this Agreement to be true and correct as of the date hereof (or, if a representation or warranty speaks as of another date, as of such other date); and

                  (ii) any and all Losses caused by, resulting or arising from or otherwise relating to any failure by Simon or such Shareholder to perform or otherwise fulfill or comply with any undertaking, agreement or obligation to be performed, fulfilled or complied with by Simon or such Shareholder prior to the Closing or any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by such Shareholder after the Closing.

         (b) INDEMNIFICATION OF THE SELLER INDEMNITEES. Cyrk agrees to defend, indemnify and hold harmless each Shareholder and their respective successors and assigns (individually, a "SELLER INDEMNITEE", and collectively, the "SELLER INDEMNITEES"), against and in respect of:

                  (i) any and all Losses caused by, resulting or arising from or otherwise relating to any failure of any representation or warranty made by Cyrk in this Agreement to be true and correct as of the date hereof (or, if a representation or warranty speaks as of another date, as of such other date); and

                  (ii) any and all Losses caused by, resulting or arising from or otherwise relating to any failure by Cyrk or Sub to perform or otherwise fulfill or comply with any undertaking, agreement or obligation to be performed, fulfilled or complied with by Cyrk or Sub prior to or after the Closing.

         (c)      INDEMNIFICATION PROCEDURE.

                  (i) Within a reasonable time after the incurrence of any Loss described in Section 6.10(a) or 6.10(b) by the party seeking indemnification (the "INDEMNIFIED PARTY"), including, without limitation, pursuant to any claim by a third party described in Section 6.10(c)(iii) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "INDEMNIFYING PARTY") a certificate (the "CERTIFICATE"), which Certificate shall:

                             (I) state that the Indemnified Party has paid or properly accrued Losses, or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                             (II) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

                  (ii) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the

         Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.

                    (iii) As soon as practical after the assertion by any third party of any claim against any Indemnified Party that, in the reasonable judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless
         (i) the Indemnifying Party shall have failed within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence to assume the defense of such claim or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (iii) such Indemnified Party shall have been advised in writing by its legal counsel that there may be one or more legal defenses reasonably available to the Indemnified Party, the assertion of which would be materially adverse to the interests of the Indemnifying Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party but, if settled with the written consent of the Indemnifying Party, or if there will be a final judgment against the Indemnified Party in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall settle any action or claim without the consent of the Indemnified Party if such settlement would adversely affect the Indemnified Party.

                    (iv) Claims for the Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within twenty
         (20) days of receipt of such Certificate, claims



                                      -49
         for Losses covered by a memorandum of agreement of the nature described in paragraph (ii), claims for Losses the validity and amount of which have been the subject of a final and unappealable judicial determination as described in paragraph (iii) are hereinafter referred to, collectively as "AGREED CLAIMS". Within ten (10) Business Days of the determination of the amount of any Agreed Claims, and subject to
         Section 6.10(e), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than two Business Days prior to such payment. "BUSINESS DAY" shall mean any day of the year other than a Saturday or Sunday or a day as to which banking institutions in Massachusetts and California are required or authorized to close.

         (d) REMEDIES. The sole and exclusive remedy of Cyrk, Simon and the Shareholders from and after the Closing hereunder, except in the case of fraud, shall be restricted to the indemnification rights set forth in this Article VI.

         (e)        CERTAIN LIMITATIONS.

                    (i) Each Shareholder shall have no obligation to indemnify any Buyer Indemnitee for any item of Loss unless all such individual items exceed $200,000 in the aggregate. Cyrk shall have no obligation to indemnify any Seller Indemnitee for any item of Loss unless all such individual items exceed $200,000 in the aggregate.

                    (ii) No Loss shall be asserted by a Seller Indemnitee or Buyer Indemnitee with respect to any matter (A) which is covered by insurance, to the extent proceeds of such insurance are received (net of any additional costs incurred by reason of such recovery) or (B) for which any Tax benefit is received by the Seller Indemnitee or Buyer Indemnitee, as applicable, to the extent of such tax benefit.

                    (iii) If the Closing shall have occurred, notwithstanding anything to the contrary contained herein (other than as provided in Section 6.10(d)), after such time that the aggregate of all amounts paid by any Shareholder in respect of any Loss (or a portion thereof) equals $1,125,000 plus five percent (5%) of all amounts paid to any Shareholder pursuant to Section 1.05, such Shareholder shall have no further obligation to indemnify or hold harmless any Buyer Indemnitee for any Loss (or portion thereof) and, after such time that the aggregate of all amounts paid by Cyrk in respect of any Loss (or a portion thereof) equals $2,250,000 plus five percent (5%) of all amounts paid to any Shareholder pursuant to Section 1.05, Cyrk shall have no further obligation to indemnify or hold harmless any Seller Indemnitee for any Loss (or portion thereof); PROVIDED, HOWEVER, that the foregoing limitations on indemnification shall not be applicable to any Loss arising out of a breach of Section 3.20 or Section 6.13 hereof.

                    (iv) If the Closing shall have occurred, each Shareholder's obligation to indemnify a Buyer Indemnitee pursuant to this Section 6.10 shall be payable only by and to the extent of the shares of Cyrk Common Stock received by such Shareholder pursuant to this Agreement, and in no event shall such obligation be payable in cash or any other form of consideration (other than with respect to breaches of Sections 3.01, 3.02, 3.03, 3.20 and 6.13). If the Closing shall have occurred, Cyrk's obligation to indemnify a Seller Indemnitee pursuant to this Section 6.10 may, at Cyrk's option, be payable fifty percent (50%) in shares of Cyrk Common Stock and the remainder in cash and, absent a decision by Cyrk to exercise such option, shall be payable in cash. For purposes of valuing the Cyrk Common Stock payable to indemnify an Indemnified Party, shares of Cyrk Common Stock shall be deemed to have a price per share equal to the 20-day average of the closing price of Cyrk Common Stock on the Nasdaq National Market for the period ending on the date that an Indemnified Party makes a claim hereunder.

                    (v) Any payment pursuant to this Section 6.10 shall be treated as a purchase price adjustment.

         (f) SURVIVAL. Notwithstanding anything herein to the contrary, this Section 6.10 shall survive termination of this Agreement without limitation.

         Section 6.11. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         Section 6.12. CONTRIBUTION OF SIMON HONG KONG SHARES. Each Shareholder and Simon shall cause the Contribution to occur, without any consideration (other than nominal consideration) in exchange therefor, prior to the Closing, with the result being that, as of the Closing, all of the Simon Hong Kong Shares shall be owned directly by Simon.

         Section 6.13. SIMON 9000. Each Shareholder shall not take or agree to take any action (and will not authorize or permit any other person or entity to take any action) that would cause the representations and warranties set forth in Section 3.20 hereof to not be true and correct at any time on or prior to the Closing Date. Each Shareholder further agrees not to conduct business, or to cause any other person to conduct business under the name "Simon 9000" except to the extent that it relates to the Surviving Corporation and/or any of its Subsidiaries. In the event that either Shareholder becomes aware of any corporate opportunity that relates to a service or product previously provided by Simon 9000, each Shareholder agrees that, prior to such opportunity being undertaken by Simon 9000, such Shareholder will present such opportunity to Cyrk and hereby provide Cyrk with a right of first offer with respect thereto without any fee or payment to either Shareholder in exchange therefor; provided, however, that such Shareholder shall not be required to provide Cyrk with such right if such Shareholder is not then subject to any noncompetition agreement relating to Cyrk or the Surviving Corporation.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

         Section 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing (except where otherwise specified) of the following conditions:

         (a) SHAREHOLDER APPROVAL. On or prior to the date hereof, this Agreement and the Merger shall have been approved and adopted by unanimous written consent of Simon's shareholders and any payments that could constitute "parachute payments" within the meaning of Section 280G of the Code shall have been approved in a manner consistent with Section 280G(b)(5)(B) of the Code and the proposed treasury regulations issued thereunder.

         (b) APPROVALS. As of the Closing, other than the filings provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries or the Companies and their respective Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained; PROVIDED that any filing required by the HSR shall be made by each of Cyrk and Simon no later than two days following the date hereof; and PROVIDED,

FURTHER, that any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or shall have been terminated prior to the Closing.

         (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. As of the Closing, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or materially limiting or restricting any Company's conduct or operation of the business of any Company after the Merger shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that would make the consummation of the Merger illegal.

         (d) The following agreements and instruments (the "Ancillary Agreements") have been executed and delivered by the parties thereto at the Closing (except where otherwise specified):

               (i) the Shareholders Agreement by and among Gregory Shlopak, Patrick Brady, Allan Brown and Eric Stanton in the form of Section A of the Transaction Disclosure Schedule dated as of the date hereof (the "Transaction Disclosure Schedule");

               (ii) the Registration Rights Agreement by and among Cyrk, Allan Brown and Eric Stanton in the form of Section B of the Transaction Disclosure Schedule;

               (iii) on or prior to the date hereof, Letter Agreements relating to term sheets for, INTER ALIA, Employment and/or Consulting Agreements, as applicable, and Releases by and among Cyrk, Simon and Sub and each of Jay Babineau, Edwin D. Rickerson, Sr. and Paul Marcus in accordance with the term sheets attached as Sections C-1, C-2 and C-3 respectively, of the Transaction Disclosure Schedule;

               (iv) on or prior to the date hereof, Letter Agreements relating to term sheets for, INTER ALIA, Agreements and Releases by and among Cyrk, Simon and Sub and each of Jerry Beckman and Frank Chessman in accordance with the term sheets attached as Sections D-1 and D-2, respectively, of the Transaction Disclosure Schedule;

               (v) on or prior to the date hereof, an Employment Agreement by and among Cyrk, Simon and Sub and each of Allan Brown and Vivian Foo in the form of Sections E-1 and E-2 of the Transaction Disclosure Schedule; a Consulting Agreement by and among Cyrk, Simon and Sub and Eric Stanton in the form of Section E-3 of the Transaction Disclosure Schedule;


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




               (vi) a spousal consent to the Merger from each of Vivian Foo and Kelly Brown in substantially the form of Sections F-1 and F-2, respectively, of the Transaction Disclosure Schedule or an opinion of counsel, in form and substance reasonably satisfactory to Cyrk, that no such consents are needed in connection herewith;

               (vii) a resignation letter from Eric Stanton concerning his directorships with Simon Hong Kong and Simon GmbH; and

               (viii) each of Cyrk and the Shareholders shall have received all documents, instruments and other closing deliveries specified in Articles I and II hereof.

         Section 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF CYRK AND SUB. The obligations of Cyrk and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Cyrk and Sub:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Simon and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on the Companies and their respective Subsidiaries, taken as a whole, or a material adverse effect upon the ability of Simon and the Shareholders to consummate the transactions contemplated hereby.

         (b) TAX OPINION. Cyrk shall have received from its counsel, Choate, Hall & Stewart, an opinion, dated the Closing Date, in substantially the form attached as Exhibit 7.02(b), in form and substance reasonably satisfactory to Cyrk, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at Closing, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. Notwithstanding the provisions of Section 4.21 hereof, in rendering such opinion, such counsel may require and, to the extent it deems necessary or appropriate, may rely upon representations made in certificates of officers of Cyrk, Simon and the Shareholders. Unexecuted copies of such opinion and certificates shall be provided at the date hereof.

         (c) BLUE SKY LAWS. Cyrk shall have received, on or prior to the Closing Date, all state securities or "blue sky" permits and other authorizations necessary to issue shares of Cyrk Common Stock pursuant to the Merger.

         (d) CONTRIBUTION. The Contribution shall have occurred in accordance with Section 6.12 hereof.

         (e) ADDITIONAL LEGAL OPINIONS. The Shareholders and Simon shall have furnished Cyrk with opinions, dated the Closing Date and in form and substance reasonably satisfactory to Cyrk, of counsel for the Shareholders and Simon.

         Section 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SIMON AND SHAREHOLDERS. The obligation of Simon and the Shareholders to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Simon and the Shareholders:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cyrk and Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations speak as of another earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Cyrk and its Subsidiaries, taken as a whole, or a material adverse effect upon the ability of Cyrk and Sub to consummate the transactions contemplated hereby.

         (b) TAX OPINION. Simon shall have received from its counsel, Shearman & Sterling, an opinion, dated the Closing Date, in substantially the form attached as Exhibit 7.03(b), in form and substance reasonably satisfactory to Simon, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at Closing, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. Notwithstanding the provisions of Section 3.21 hereof, in rendering such opinion, such counsel may require and, to the extent it deems necessary or appropriate, may rely upon representations made in certificates of officers of Cyrk, Simon and the Shareholders. Unexecuted copies of such opinion and certificates shall be provided at the date hereof.

         (c) ADDITIONAL LEGAL OPINIONS. Cyrk shall have furnished Simon with opinions, dated the Closing Date and in form and substance reasonably satisfactory to Simon, of counsel for Cyrk.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         Section 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections

8.01(b) through 8.01(d), by written notice by the terminating party to the other parties), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Simon:

         (a) by mutual written consent of Cyrk, Simon and the Shareholders; or

         (b) by any of Cyrk, Simon or either Shareholder if the Merger shall not have been consummated by July 31, 1997 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date); or

         (c) by any of Cyrk, Simon or either Shareholder if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.05 of this Agreement; or

         (d) by any of Cyrk, Simon or either Shareholder, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Cyrk) or 7.03(a) or (b) (in the case of termination by Simon) not to be satisfied, and
(ii) shall not have been cured within 10 Business Days following receipt by the breaching party of written notice of such breach from the other party.

         Section 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Shareholders or Cyrk, Simon, Sub or their respective officers, directors, shareholders or Subsidiaries, except as set forth in Section 8.03 and to the extent that such termination results from the wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; PROVIDED, HOWEVER, that, the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         Section 8.03. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED that (i) the fees and expenses of Allan Brown, including the fees and expenses of Irell & Manella, shall be paid by Allan Brown, (ii) the fees and expenses of Eric Stanton, including the fees and expenses of Shapiro, Rosenfeld & Close and Mihaly, Schuyler & Mitchell, shall be paid by Eric Stanton and (iii) all other fees and expenses incurred by each Company in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by Simon.

         Section 8.04. AMENDMENT. This Agreement may be amended by the parties hereto, in the case of Cyrk, Simon and Sub, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Simon, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.05. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, in the case of Cyrk, Simon and Sub, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The respective representations and warranties of Simon and the Shareholders, on the one hand, and Cyrk, on the other hand, contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the Closing, but shall expire on April 30, 1998 except with respect to and to the extent of any claim of which written notice specifying, in reasonable detail, the nature and amount of the claim has been given by an Indemnified Party to an Indemnifying Party prior to such expiration. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.07, 3.13, 4.07 and 4.13 shall expire on the date of expiration of the applicable statute of limitations (except in any case with respect to and to the extent of any claim of which written notice specifying, in reasonable detail, the nature and amount of the claim has been given by the Indemnified Party to the

Indemnifying Party prior to such expiration). The respective covenants and agreements of Simon and the Shareholders, on the one hand, and Cyrk, on the other hand, contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

         Section 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)         if to Cyrk or Sub, to:

                      Cyrk, Inc.
                      3 Pond Road
                      Gloucester, MA  01930
                      Attention:  Patrick Brady

                      with a copy to:

                      Choate, Hall & Stewart
                      Exchange Place
                      53 State Street
                      Boston, MA 02109
                      Attention:  Cameron Read, Esq.

          (b)         if to Simon or Simon Hong Kong to:

                      Simon Marketing, Inc.
                      1900 Avenue of the Stars
                      4th Floor, Suite 400
                      Los Angeles, CA   90067
                      Attention:  Chief Executive Officer

                      with a copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, NY 10022
                      Attention: David W. Heleniak, Esq.

          (c)         if to either Shareholder or to the Shareholders'
                      Representative, to:

                      Allan Brown
                      c/o Simon Marketing, Inc.
                      1900 Avenue of the Stars
                      4th Floor, Suite 400
                      Los Angeles, CA   90067

                      Eric Stanton
                      c/o Simon Marketing Hong Kong Ltd.
                      Evergo House, 3rd Floor
                      38 Gloucester Road
                      Wanchai, Hong Kong

                      with a copy to:

                      Irell & Manella
                      1800 Avenue of the Stars
                      Suite 900
                      Los Angeles, CA  90067
                      Attention:  Alvin Segal, Esq.

                      Mihaly, Schuyler & Mitchell
                      1801 Century Park East
                      Suite 1201
                      Los Angeles, CA  90067
                      Attention:  Zoltan Mihaly

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, NY  10022
                      Attention:  David W. Heleniak, Esq.

         Section 9.03. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         Section 9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Ancillary Agreements (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.09 and 6.10, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements dated March 11, 1996, between Simon and Cyrk shall remain in full force and effect until the Effective Time.

         Section 9.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

         Section 9.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.


            [The remainder of this page is left blank intentionally.]

         IN WITNESS WHEREOF, Cyrk, Sub and Simon have caused this Agreement to be signed by their respective officers thereunto duly authorized, and each of the Shareholders have signed this Agreement, as of the date first above written.

                                   CYRK, INC.

                                   By:/s/ Gregory Shlopak
                                      ---------------------------------
                                      Gregory Shlopak

                                   Chairman

                                   SMI MERGER, INC.

                                   By:/s/ Gregory Shlopak
                                      ---------------------------------
                                      Gregory Shlopak
                                      Chairman

                                   SIMON MARKETING, INC.

                                   By:/s/ Allan Brown
                                      ---------------------------------
                                        Allan Brown
                                        Executive Officer

                                   By:/s/ Eric Stanton
                                      ---------------------------------
                                        Eric Stanton
                                        Chief Operating Officer

                                   /s/ Allan Brown
                                   ------------------------------------
                                   Allan Brown, as an individual

                                   /s/ Eric Stanton
                                   ------------------------------------
                                   Eric Stanton, as an individual

                                   SCHEDULE I

                                                 No. of Shares of Cyrk Common
                  Merger Cash Consideration      Stock to be Issued At Closing
                  -------------------------      -----------------------------

Allan Brown       $12,500,000                      920,069



Eric Stanton       12,500,000                      920,069
                  -----------                    ---------
                  $25,000,000                    1,840,138